CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Prospectus Supplement constituting part of this Post-Effective Amendment No. 5 to the Registration Statement No. 33-89510 on Form S-3 of our report dated appearing on page F-1 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules dated which appears on page F-54 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Independent Accountants" in this Prospectus.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
April 30, 1999